Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

PROMISSORY NOTE

$250,000.00	Issue Date: September 18, 2012

For value received, Augme Technologies, Inc. a Delaware corporation (“Company” or the “Company”) promises to pay the obligations of the Company hereunder to JAY JOLIAT or his assigns (“Holder”) the principal sum of $250,000.00 (the “Loan Amount”). This note is issued as of the “Issue Date” set forth above as part of a series of substantially similar promissory notes (each a “Note” and, collectively, the “Notes”) issued or to be issued pursuant to the terms of that certain Note and Warrant Purchase Agreement dated as of September 18, 2012 (the “Agreement”) to the persons executing the Agreement or their assigns (collectively, the “Holders”).

1.             Payments.  Except as set forth in Section 2 herein, all payments of interest and principal will be in lawful money of the United States of America and will be made pro rata among all Holders in accordance with the amounts due under the Notes.  All payments will be applied first to accrued interest, and thereafter to principal.  Except as otherwise expressly provided herein, interest shall not be payable until the Maturity Date (as defined herein).

2.             Interest Rate. Simple interest on the unpaid principal balance of this Note shall accrue from the date hereof at the rate of twelve percent (12%) per annum (the “Interest Rate”). All accrued unpaid interest (the “Interest Amount”) shall be due to the Holder, on a quarterly basis (“Interest Payment Due Date”), and payable at the option of the Company, (a) in cash or (2) a number of free trading shares of the Company’s common stock equal to the Interest Amount multiplied by the number that is equal to ninety percent (90%) of the volume weighted average price of the Company’s common stock as reported by Bloomberg LP for the five (5) trading days immediately prior to the Interest Payment Due Date, provided that if the Company elects to pay interest in common stock it shall give the Holder at least ten (10) days prior written notice of such election. The first Interest Payment Due Date shall be the last date of the first fiscal quarter following the Issue Date.  In the event of an Event of Default (as defined in Section 6 below), the Interest Rate shall be increased to fifteen percent (15%) and shall be payable only in cash, until such date as the Event of Default is cured, waived or otherwise ceases to exist.

3.             Maturity Date.  The entire outstanding principal balance and all unpaid accrued interest will become fully due and payable on the earlier of (a) the one year anniversary of the Issue Date (the “Maturity Date”); (b) the closing of at least ten million ($10,000,000) in aggregate gross proceeds in connection with the purchase and sale of any debt or equity securities of the Company; (c) an Event of Default (as defined in Section 6 below); or (d) immediately prior to the consummation of a Change of Control unless otherwise determined by the election of the Majority in Interest (as defined below). The Company hereby agrees to provide at least ten (10) days prior written notice to the Holder prior to consummating a Change of Control (as defined below) transaction.  A “Change of Control” shall mean (i) the acquisition of the Company or its subsidiaries by another entity by means of any transaction or series of related transactions to which the Company or its subsidiaries is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company or its subsidiaries, respectively, outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company or its subsidiaries, respectively, held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or its subsidiaries, respectively, or such other surviving or resulting entity (or if the Company or its subsidiaries, respectively, or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company or its subsidiaries taken as a whole by means of any transaction or series of related transactions

4.                                      Prepayment.  The Company, at its option, shall have the right to prepay the Loan Amount, in part or in full, in minimum increments of $100,000 allocated pro rata among all the Holders, in accordance with this Section 4, at any time until the first anniversary of the Issue Date (the “Prepayment Right”). If the Company determines to exercise its Prepayment Right, the Company shall make pro rata payments to the Holders of an amount in cash equal to 105% of the portion of the Loan Amount to be prepaid (“Prepayment Amount”).

5.                                      Security Agreement.  This Note is secured in accordance with the terms of the Security Agreement (as defined in the Agreement).

6.                                      Default.  If there is any Event of Default under this Note, at the option and upon the declaration by Holder and written notice to the Company (which election and notice will not be required in the case of an Event of Default under Sections 6(c) or 6(d)), this Note will accelerate and all principal and unpaid accrued interest will become immediately due and payable.  The occurrence of any one or more of the following will constitute an event of default (“Event of Default”):

(a)                                 Company fails to pay any of the principal amount or interest due under this Note or any of the other Notes on the date the same becomes due and payable, and such failure continues for 10 days after written notice thereof to Company;

(b)                                 Company defaults in its performance of any covenant or breaches any provision under the Loan Documents (after any required notice and cure period or if not so provided, if such default or breach shall continue for 30 days after delivery of written notice to the Company);

(c)                                  Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(d)                                 An involuntary petition is filed against Company (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Company;

(e)                                  A final judgment or order for the payment of money in excess of $1,000,000 (exclusive of amounts covered by insurance) shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company and its subsidiaries taken as a whole, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy;

(f)                                   The Company defaults in the payment or performance of any obligation under any other loans, contracts or agreements of the Company that results in a material adverse effect on the Company;

(g)                                 The occurrence of a Change of Control without the prior written consent of a Majority In Interest (as defined in Section 9 hereof), provided that Holder’s prior written consent shall not be unreasonably withheld;

(h)                                 Any event that results in a material adverse effect on (i) the legality, validity or enforceability of any Loan Document (as such term is defined in the Agreement, (ii) the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (iii) the Company’s ability to perform in any material respect on a timely basis its obligations under any of the Loan Document.

7.                                      Waiver.  Company hereby waives default, demand for payment, notice, presentment, protest and notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

8.                                      Maximum Rate of Interest. Notwithstanding any provision of this Note or the Loan Documents to the contrary, Company shall not be obligated to pay interest pursuant to this Note in excess of the maximum rate of interest permitted by the laws of any state determined to govern this Note or the laws of the United States applicable to loans in such state. If any provisions of this Note shall ever be construed to require the payment of any amount of interest in excess of that permitted by applicable law, then the interest to be paid pursuant to this Note shall be held subject to reduction to the amount allowed under applicable law and any sums paid in excess of the interest rate allowed by law shall be applied in reduction of the principal balance outstanding pursuant to this Note. Holder acknowledges that it has been contemplated at all times by Company that the laws of the State of New York will govern the maximum rate of interest that it is permissible for Holder to charge Company pursuant to this Note.

9.                                      Modification; Waiver.  No modification or waiver of any provision of this Note or consent to departure therefrom will be effective unless in writing and approved by (i) the

Company and (ii) the Holders holding Notes representing at least fifty one percent (51%) of the outstanding aggregate principal under the Notes (a “Majority in Interest”).  Any provision of the Notes may be amended or waived by the written consent of the Company and the Majority in Interest, wherein such amendment or waiver shall be binding upon all Holders of Notes.  Notwithstanding the foregoing, the written consent of Holder shall be required to reduce the principal amount of this Note, or reduce the rate of interest of this Note.  “

10.                               Severability.  If any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Note, and such court will replace such illegal, void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Note shall be enforceable in accordance with its terms.

11.                               Choice of Law; Forum Selection; Consent to Jurisdiction. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THE COMPANY AND EACH PURCHASER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY IN THE STATE OF NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE PURCHASERS, ON THE ONE HAND, AND COMPANY, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE.

12.                               Miscellaneous. This Note may be transferred only upon its surrender by Holder to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company.  In such event, this Note will be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee.  Interest and principal will be paid solely to the registered holder of this Note.  Such payment will be full discharge of Company’s obligation to pay such interest and principal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Promissory Note as of the date first above written.

AUGME TECHNOLOGIES, INC.

By:	/s/ Robert F. Hussey
	Name:	Robert F. Hussey
	Title:	Chief Executive Officer